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TUESDAY JULY 9
PRESS RELEASE
SOURCE: Cobalt Corporation
COBALT CORPORATION ANNOUNCES EARNINGS GUIDANCE

MILWAUKEE--(BUSINESS WIRE)--July 9, 2002--Cobalt Corporation (NYSE:CBZ) today revised its earnings guidance for 2002 and issued earnings guidance for 2003. Based on currently available information, for 2002 the Company anticipates pre-tax income from continuing operations of approximately $49 million to $51 million, net income from continuing operations of approximately $44 million to $46 million and earnings per share from continuing operations of approximately $1.05 to $1.10. These estimates assume an effective tax rate of 10% and completion of the previously announced public offering in July 2002. Based on currently available information, for 2003 the Company anticipates pre-tax income from continuing operations of approximately $62 million to $66 million, net income from continuing operations of approximately $37 million to $39 million and earnings per share from continuing operations of approximately $0.85 to $0.90. These estimates assume an effective tax rate of 40%. The increase in the tax rate for 2003 compared to 2002 reflects the anticipated exhaustion of net operating loss carryforwards available to benefit operating results.

These estimates exclude the results of operations of Innovative Resource Group, LLC which was sold in March 2002, the Company's equity in the operations of American Medical Security Group, Inc. and gains from the sale of Innovative Resource Group, LLC and 4.4 million shares of common stock of American Medical Security Group, Inc. earlier this year, although these estimates include investment income from the cash proceeds from these transactions as well as from the sale of stock in the previously announced public offering. The estimates also assume the issuance of 2,500,000 new shares in the offering.

Cobalt Corporation is the Blue Cross and Blue Shield licensee for the state of Wisconsin. It is one of the leading, publicly traded health care companies in the nation, offering a diverse portfolio of complementary insurance and managed care products to employer, individual, insurer and government customers. Headquartered in Milwaukee and formed by the combination of Blue Cross & Blue Shield United of Wisconsin and United Wisconsin Services, Inc., Cobalt Corporation serves 1.2 million lives in 50 states.


Cautionary Statement: This release contains forward-looking statements with respect to the financial condition, results of operations and business of Cobalt Corporation. Such forward-looking statements are subject to inherent risks and uncertainties that may cause actual results or events to differ materially from those contemplated by such forward-looking statements. Factors that may cause actual results or events to differ materially from those contemplated by such forward-looking statements include rising health care costs, business conditions, competition in the managed care industry, developments in health care reform and other regulatory issues.

Contact:
     Cobalt Corporation
     Bill Zaferos, 414/226-6199